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                                                                   EXHIBIT 12.04
               SALOMON SMITH BARNEY HOLDINGS INC. AND SUBSIDIARIES
           SUPPLEMENTAL COMPUTATION OF RATIO OF EARNINGS TO COMBINED
                      FIXED CHARGES AND PREFERRED DIVIDENDS
                                   (Unaudited)
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

                                                                                Three
                                                                               Months
                                                                                Ended
                                                                               March 31,
                 Dollars in millions                                            1997
                                                                            ------------
     Earnings from continuing operations:
     Income from continuing operations before income taxes                      $  678
     Add fixed charges (see below)                                               2,193
     Other adjustments                                                              (1)
                                                                                -------
     Earnings as defined                                                        $ 2,870
                                                                                =======

     Fixed Charges from continuing operations
      and preferred dividends:
     Interest expense                                                           $ 2,169
     Other adjustments                                                               24
                                                                                -------
     Fixed charges from continuing operations as defined                          2,193
     Preferred dividends
      (tax equivalent basis)                                                         24
                                                                                -------
     Combined fixed charges
      and preferred dividends                                                   $ 2,217
                                                                                =======

     Ratio of earnings to
      combined fixed charges
      and preferred dividends                                                      1.29
                                                                                =======
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     NOTES: The ratio of earnings to combined fixed charges from continuing operations and preferred dividends was calculated by dividing the sum of combined fixed charges and tax equivalent preferred dividends into the sum of income from continuing operations before income taxes and cumulative effect of change in accounting principles and fixed charges.
     Fixed charges consist of interest expense, including capitalized interest and a portion of rental expense representative of the interest factor.

     The preferred stock dividend amounts represent the pretax earnings necessary to cover preferred dividends after adjusting for the effects of interest rate swaps, which effectively convert these fixed rate obligations into variable rate obligations.